As filed with the Securities and Exchange Commission on July 1, 2009

Registration No. 333-134017

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMBARQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2923630 (I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas (Address of Principal Executive Offices)	66211 (Zip Code)

Embarq Corporation 2006 Equity Incentive Plan

(Full title of plans)

Stacey W. Goff

Executive Vice President, General Counsel and Assistant Secretary

c/o CenturyTel, Inc.

100 CenturyTel Drive

Monroe, Louisiana 71203

(Name and address of agent for service)

(318) 388-9500

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement, Registration No. 333-134017, filed on May 11, 2006 (the “Registration Statement”), which registered an aggregate amount of 25,350,000 shares of common stock of Embarq Corporation (the “Company”), par value $0.01 per share.

On October 26, 2008, the Company, CenturyTel, Inc. (“CenturyTel”) and Cajun Acquisition Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Cajun Acquisition Company merged with and into the Company (the “Merger”), with the Company as the surviving company becoming a wholly-owned subsidiary of CenturyTel. The Certificate of Merger was filed with the Secretary of State of the State of Delaware and became effective at 1:01 a.m., Eastern Daylight Time, on July 1, 2009.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to Item 512(a)(3) of Regulation S-K, the Company hereby removes from registration any and all securities of the Company previously registered but not sold or otherwise issued under the Registration Statement as of the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (File No. 333-134017) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on July 1, 2009.

EMBARQ CORPORATION

By	/s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice President, General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-134017) has been signed by the following persons in the capacities indicated on July 1, 2009.

Signatures	Title

/s/ R. Stewart Ewing, Jr.	Director
R. Stewart Ewing, Jr.

/s/ Stacey W. Goff	Director
Stacey W. Goff